EXHIBIT 10-01

LEGACY WINE & SPIRITS INTERNATIONAL LTD.
(the “Company”)

Officer and Director Resignation

I hereby resign as Director and Officer of the Company effective immediately.

Dated:  November 18, 2008

/s/: M. Scheive
Marc Scheive